Exhibit 99.1

For Immediate Release

Eagle Pharmaceuticals Announces Commercial Availability of PEMFEXY™

-- Sales of PEMFEXY (pemetrexed for injection) commence today --

-- ALIMTA® U.S. market totaled $1.2 billion for the twelve months ended September 30, 2021 --

-- Launch expected to drive significant revenue growth in 2022 --

WOODCLIFF LAKE, N.J. — February 1, 2022 — Eagle Pharmaceuticals, Inc. (Nasdaq: EGRX) (“Eagle” or the “Company”) today announced the commercial availability of its novel product PEMFEXY™ (pemetrexed for injection). A branded alternative to ALIMTA®, Eagle’s PEMFEXY is a ready-to-use liquid with a unique J-code approved to treat nonsquamous non-small cell lung cancer and mesothelioma.

“We’ve spent the past several months building our inventory and are pleased that PEMFEXY will now be available to the many patients who need it. Together with our recent launch of vasopressin and now PEMFEXY, these products represent significant opportunities for Eagle,” stated Scott Tarriff, President and Chief Executive Officer.

In February 2020, Eagle received final approval from the U.S. Food and Drug Administration of its New Drug Application for PEMFEXY, following the settlement agreement of patent litigation with Eli Lilly and Company (NYSE: LLY) in December 2019. The agreement provided for a release of all claims by the parties and allows for an initial entry of PEMFEXY into the market (equivalent to approximately a three-week supply of current ALIMTA utilization) on February 1, 2022 and a subsequent uncapped entry on April 1, 2022.

On October 1, 2020, PEMFEXY’s Healthcare Common Procedure Coding System code, or J-code, became effective.

About PEMFEXY™

PEMFEXY is a pemetrexed injection ready-to-dilute formulation for locally advanced or metastatic nonsquamous non-small cell lung cancer in combination with cisplatin; locally advanced or metastatic nonsquamous non-small cell lung cancer whose disease has not progressed after four cycles of platinum-based first-line chemotherapy, as maintenance treatment; locally advanced or metastatic nonsquamous non-small cell lung cancer after prior chemotherapy as a single agent; and malignant pleural mesothelioma whose disease is unresectable or who are otherwise not candidates for curative surgery in combination with cisplatin.

About Eagle Pharmaceuticals, Inc.

Eagle is a fully integrated pharmaceutical company with research and development, clinical, manufacturing and commercial expertise. Eagle is committed to developing innovative medicines that result in meaningful improvements in patients’ lives. Eagle’s commercialized products include RYANODEX®, BENDEKA®, BELRAPZO®, and its oncology and CNS/metabolic critical care pipeline includes product candidates with the potential to address underserved therapeutic areas across multiple disease states. Additional information is available on Eagle’s website at www.eagleus.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, and other securities law. Forward-looking statements are statements that are not historical facts. Words and phrases such as “anticipated,” “forward,” “will,” “would,” “may,” “remain,” “potential,” “prepare,” “expected,” “believe,” “plan,” “near future,” “belief,” “guidance,” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, the timing, progress and success of the Company’s potential launch of any products, including PEMFEXY and vasopressin, the potential for such launches to drive revenue growth in 2022 and the future; the ability of the Company to successfully commercialize its product candidates, including PEMFEXY and vasopressin; the ability of PEMFEXY to benefit providers and patients as an alternative to ALIMTA; the ability of the Company to obtain and maintain coverage and adequate reimbursement for its products; the ability of the Company’s executive team to execute on the Company’s strategy and to utilize its cash and other assets to increase shareholder value; and the ability of the Company’s product candidates to deliver value to stockholders. All of such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the Company’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Such risks and uncertainties include, but are not limited to: the impacts of the ongoing COVID-19 pandemic, including interruptions or other adverse effects on clinical trials and delays in regulatory review or further disruption or delay of any pending or future litigation; whether the Company will incur unforeseen expenses or liabilities or other market factors; delay in or failure to obtain regulatory approval of the Company's product candidates and successful compliance with FDA, European Medicines Agency and other governmental regulations applicable to product approvals; whether the Company will successfully implement its development plan for its product candidates, including its fulvestrant product; whether the Company can successfully market and commercialize its product candidates; the success of the Company's relationships with its partners; the outcome of litigation involving any of its products or that may have an impact on any of its products; successful compliance with the FDA and other governmental regulations applicable to product approvals, manufacturing facilities, products and/or businesses; general economic conditions, including the potential adverse effects of public health issues, including the COVID-19 pandemic, on economic activity and the performance of the financial markets generally; the strength and enforceability of the Company’s intellectual property rights or the rights of third parties; competition from other pharmaceutical and biotechnology companies and the potential for competition from generic entrants into the market; the risks inherent in drug development and in conducting clinical trials; and those risks and uncertainties identified in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Securities and Exchange Commission (the “SEC”) on March 5, 2021, as updated by the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021 filed with the SEC on May 10, 2021, August 9, 2021 and November 9, 2021, respectively, and its other subsequent filings with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Relations for Eagle Pharmaceuticals, Inc.:

Lisa M. Wilson

In-Site Communications, Inc.

T: 212-452-2793

E: lwilson@insitecony.com